Exhibit 99.1

Contact:                  Ron Albrecht, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Fourth Quarter

Fiscal 2013Financial Results

Fifth Consecutive Profitable Year on 28% Growth in Revenues

Begins Fiscal 2014 with Over $90 million in Backlog

Exton, PA.  — December 4, 2013 — Innovative Solutions & Support, Inc. (“IS&S”) (NASDAQ: ISSC) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2013.

Three Months Results

For the fourth quarter, the Company reported revenue of $8.0 million, a 16 percent increase compared to fourth quarter 2012 revenues of $6.9 million.  The Company reported fourth quarter 2013 net income of $155,000, or $0.01 per diluted share, compared to net income of $2.8 million, or $0.17 per diluted share, in the same quarter a year ago.  Net income and earnings per share in the fourth quarter of 2012 included a non-recurring $2.4 million, or $0.15 per diluted share benefit from the reversal of an income tax valuation allowance.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “We have been profitable every quarter this year and profitable for the fifth consecutive year.  Our investment in Engineering Development Contracts (“EDCs”) and R&D in the quarter was $3.2 million, 34% higher than the same quarter last year.  For the fiscal year, we invested $10.9 million in EDCs and R&D, up 48% from 2012, with our customers supporting a substantial portion of our new product development.  The proportion of EDC revenue in the fourth quarter was higher than in any other quarter this year as progress continued on several large programs.  At the same time, we have maintained an agile organizational structure and cost discipline.”

Shahram Askarpour, President of IS&S, added, “The fourth quarter was another quarter of which included new production orders for existing products and continued progress on our various EDC’s.  Importantly, several of these EDCs are nearing completion.  Once we receive certifications, these products will enter into production, where we expect to generate higher margins.  Consequently, we are focused on assuring that we have the appropriate resources to maintain a high level of productivity and efficiency to expedite completion.  In the fourth quarter, the demands for hardware to support our EDC programs strained our production resources with a consequent slippage in product deliveries.  We are striving to balance our current substantial investment in EDC programs with existing production to maintain current profitability and to support our goal of meaningful revenue growth going forward.”

At September 30, 2013, the Company had $16.4 million of cash on hand, similar to cash on hand of $16.6 million at June 30, 2013, although down from a year ago as a result of a special cash dividend of $25 million paid to shareholders in December 2012.  Cash used in operating activities was $567,000 in the quarter.  The Company remains free of debt.

Orders were $8.2 million in the fourth quarter of fiscal 2013 and backlog was $91.1 million at September 30, 2013, compared to a backlog of $90.9 million at June 30, 2013.  A substantial portion of the backlog relates to a contract with Delta Airlines on which production deliveries are expected to begin mid 2014.  Importantly, backlog excludes potential future sole-source production orders from products currently in development under the Company’s EDC programs, including the Eclipse 550, the Pilatus PC-24, and the KC-46A, all of which we expect to enter into extended production phases upon completion of development.

Full Year Results

Revenues were $31.6 million for fiscal 2013, up 28 percent from $24.6 million for fiscal 2012. For the year ended September 30, 2013, net income was $1.9 million or $0.11 per diluted share, compared to net income of $3.0 million or $0.18 per diluted share, for the year ended September 30, 2012.  A non recurring legal charge reduced fiscal 2013 earnings by $657,000 (pre-tax), or $0.03 per diluted share, whereas a non-recurring $2.4 million tax benefit, or $0.15 per diluted share, from the reversal of an income tax valuation allowance, increased net income.  Cash used in operating activities was $2.2 million for fiscal 2013 compared to cash flow from operating activities of $1.4 million for fiscal 2012.  In fiscal 2013, cash was used primarily to fund the Company’s EDC programs.

Mr. Hedrick stated, “Revenues were up 28 percent for the year from growth in both our production and EDCs.  Earnings before taxes also grew compared to a year ago, excluding the effect on fiscal 2012 earnings of the non-recurring tax benefit of $2.4 million.”

Business Outlook

For the fiscal year ending September 30, 2014, IS&S expects to increase sales, operating income and net income from fiscal 2013. The Company expects fiscal 2014 to be its sixth consecutive profitable year, characterized by growing production volume resulting from its engineering investments.  IS&S’s continued high investment in lower margin EDC programs and IR&D will continue to be reflected in operating margins, even as profits increase.  The Company will provide additional commentary during its earnings conference call.

Mr. Hedrick continued, “In fiscal 2013, we were successful in growing revenues on current products and investing in new products which will fuel future revenue growth.  During fiscal 2014, we anticipate that several of the EDC programs will mature and enter into their more profitable production phases.  As programs enter into production, we expect to attract additional orders from new customers as we receive certifications for these new products.  To sustain our momentum over the longer term, engineering spending will remain high as we continue to invest in our future.  In all, we are optimistic entering the new fiscal year as we have a strong backlog with delivery schedules that should reasonably assure another year of increased revenues and profit.”

Conference Call

The Company will be hosting a conference call December 5, 2013 at 10:00 AM EST to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 2374158. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	September 30,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$16,386,207	$42,977,501
Accounts receivable, net	4,489,434	3,978,512
Unbilled receivables	6,539,442	1,595,436
Inventories	4,377,513	3,801,547
Deferred income taxes	2,002,679	1,588,162
Prepaid expenses and other current assets	642,210	436,208

Total current assets	34,437,485	54,377,366

Property and equipment, net	7,320,495	7,214,378
Non-current deferred income taxes	650,998	846,887
Other assets	221,533	158,600

Total Assets	$42,630,511	$62,597,231

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$2,372,137	$1,139,464
Accrued expenses	3,672,909	2,723,812
Deferred revenue	447,525	1,426,552

Total current liabilities	6,492,571	5,289,828

Non-current deferred income taxes	132,202	128,998
Other liabilities	11,491	98,002

Total Liabilities	6,636,264	5,516,828

Commitments and contingencies	—	—

Shareholders’ Equity

Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at September 30, 2013 and 2012	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,632,328 and 18,329,314 issued at September 30, 2013 and 2012, respectively	18,632	18,329

Additional paid-in capital	49,880,571	47,845,732
Retained earnings	6,484,634	29,605,236
Treasury stock, at cost, 1,756,807 and 1,756,632 shares at September 30, 2013 and 2012, respectively	(20,389,590)	(20,388,894)

Total Shareholders’ Equity	35,994,247	57,080,403

Total Liabilities and Shareholders’ Equity	$42,630,511	$62,597,231

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2013	2012	2013	2012

Sales	$8,037,345	$6,928,026	$31,567,307	$24,578,198

Cost of Sales	5,849,877	4,259,701	18,942,737	14,067,933

Gross Profit	2,187,468	2,668,325	12,624,570	10,510,265

Operating expenses:
Research and development	362,758	560,741	2,578,034	2,693,554
Selling, general and administrative	1,778,173	1,734,578	8,119,071	7,400,199
Total operating expenses	2,140,931	2,295,318	10,697,105	10,093,753

Operating income	46,537	373,007	1,927,465	416,512

Interest income	8,892	38,521	41,174	101,012
Interest expense	—	(61)	—	(598)
Other income	8,389	6,489	38,120	65,005

Income before income taxes	63,818	417,955	2,006,759	581,931

Income tax (benefit) expense	(90,909)	(2,355,174)	119,842	(2,397,063)

Net income	$154,727	$2,773,129	$1,886,917	$2,978,994

Net income per Common Share
Basic	$0.01	$0.17	$0.11	$0.18
Diluted	$0.01	$0.17	$0.11	$0.18

Cash dividend per share	$—	$—	$1.50	$—

Weighted Average Shares Outstanding
Basic	16,836,359	16,581,819	16,753,068	16,641,895
Diluted	17,051,863	16,581,819	16,855,854	16,641,900